registration     UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549   FORM 10 GENERAL FORM FOR REGISTRATION OF SECURITIES Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934   JOSEPH DENARD REID (Exact Name of Registrant as Specified in Its Charter)   NORTH CAROLINA 13-1026995 (State or other jurisdiction of incorporation or organization) (IRS Employer Identification Number) 4430 Canaan Place Drive Winston Salem, North Carolina 27105 336 245 3065 (Address Registrant's Principal Executive Offices)   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.   Title of Each Class Name of each exchange on which To Be So Registered each class is to be registered Class A Common Stock New York Stock Exchange Securities to be registered pursuant to Section 12(g) of the Act: CLASS A COMMON STOCK (Title of class)                           ITEM 1. BUSINESS   JOSEPH DENARD REID, the Corporation, was incorporated in the state of North Carolina, USA on January 25, 1983, pursuant to the laws of the State of North Carolina for the purpose of United States Corporation funding. The Corporation has no desire to do business publicly but to register its own Certificated Security and enjoy the rights of beneficial ownership.   ITEM 2. FINANCIAL INFORMATION     STATEMENT OF FINANCIAL CONDITION   TOTAL ASSETS 2,500,000.00 NET SALES 0 INCOME 0 OTHER EXPENSES 0 REDEEMABLE PREFERRED STOCK 0   NET ASSETS 2,500,000.00     There has been no accounting changes, business acquisitions or disillusions since the Corporations inception in January 1983. The Corporation has no monetary obligations. The Corporation has in its possession 2,500,000.00 of Certificated Securities that will be used to fund its principal operations. The Corporation has no previous knowledge of the market risk involved.   ITEM 3. PROPERTIES   The Corporation is located in Winston Salem, North Carolina.     ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT     At this present time there are no owners of stock known to the Corporation.   ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS   Joseph Reid- President/ Director/ Treasurer The Director holds his office for the lifetime of the Corporation. Joseph Reid- Bio Mr. Reid has chosen Winston-Salem as his home and principal place of business. Neither the Corporation nor Mr. Reid has any desire to expand its headquarters to any other location.     ITEM 6. EXECUTIVE COMPENSATION   No Compensation has been paid to the Director of the Corporation. All proceeds from the sale of the Security minus any relative fees will be paid to the Director.   ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS   The Corporation has not been involved or party to any business transaction to this date.   ITEM 8. LEGAL PROCEEDINGS   The Corporation from time to time is subject to various legal proceedings arising from the normal course of business. After consultation with legal counsel, management does not anticipate that the untimely liability will have an adverse effect on the corporations' financial condition.   ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS' COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.   At this time, the Corporation has no established public trading market.   ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES   There has never been any securities, registered or unregistered, sold by this corporation.     ITEM 11. DESCRIPTION OF REGISTRANTS' SECURITIES TO BE REGISTERED   The par value of Class A Stock is $100 per share.   ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS   The Corporation shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of North Carolina, any person made, or threatened to be made, a party to a action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Corporation.   ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA   Currently there are no financial statements available for the Corporation.   ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.   There were no changes or disagreements with accountants on accounting and financial disclosure as defined by Item 304 of Regulation S-K.   ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS   There are no financial statements filed as part of this registration statement. Furnish the exhibits required by Item 601 of Regulation S-K (229.601 of this chapter). SIGNATURES Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.     Date: December 6, 2005 JOSEPH DENARD REID (Registrant) By: _________________________ Joseph Reid (Signature)